Exhibit 10.1

January 21, 2025

Ron Gorczynski

SmartFinancial, Inc.

Re: SmartFinancial, Inc. Holding Company Loan Number: 42749

Dear Mr. Gorczynski,

ServisFirst Bank has agreed to extend the terms of the above loan number, which will mature on February 1,2025. Accordingly, this letter shall constitute ServisFirst Bank's agreement and formal notice to you as follows:

Extension:

ServisFirst Bank hereby extends, on the same terms and conditions as presently in effect, the maturity of Loan Number 42749 to 5/1/2025, at which time the outstanding principal balance, accrued interest, and all other amounts due under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period and the terms and conditions under which the maturity date may be accelerated remain unchanged.

No Other Changes.

Extension of the maturity date as stated herein is the only change to the Note. Except as extended by this letter; the Note and all other Loan Documents (as defined in the Note) shall continue in full force and effect.

If you have any questions, please do not hesitate to call.

Respectfully,

/s/ William Mellown
William Mellown
First Vice President
205-536-7460